October 25, 2013

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100F Street Northeast

Washington, DC 20549-2000

RE:      Medbook World, Inc.

File No. 000-53850

Dear Sir or Madam:

We  have  read  Item  4.01  of  Form  8-K  dated  October  23,  2013  of  Medbook  World,  Inc.  and

disagree  with  the  statements  contained  therein  as  it  pertains  to  our  firm.   We  did  not  perform  the

SAS 100 Quarterly reviews for the interim periods March 31, 2013 through to June 30, 2013 and therefore  can  only  confirm  there  are  no  disagreements  as  of  the  period  ended  December  31,

2012.

We  have  no  basis  to  agree  or  disagree  with  any  other  statements  of  the  Registrant  contained  in

Item 4.01 other than the statements made in the paragraph above.

Sincerely,

/s/ Anton & Chia, LLP